SEPARATION AGREEMENT AND RELEASE
THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into between Antonio Gonzalez (“you”) and Integer Holdings Corporation (“Company”). In consideration of the mutual promises, benefits and covenants herein contained, you and the Company hereby agree as follows:

Separation Date
You acknowledge that your employment with the Company and any other Releasee (as defined below) ended effective January 3, 2020 (the “Separation Date”). After the Separation Date, you will not represent to others that you are an employee, officer, agent, or representative of the Company or any other Releasee for any purpose. As a result of the separation of your employment, your pay ceased as of the Separation Date, and your benefits will terminate in accordance with the Company’s plan documents, except for any benefit continuation or conversion rights you may have under the applicable plan documents. Group health plan coverage terminated on January 3, 2020, except to the extent you exercise any continuation coverage rights you have pursuant to COBRA. You will receive COBRA notice under separate cover.

Separation Benefits
If you timely execute, do not revoke, and comply at all relevant times with this Agreement, you will be eligible to receive the following benefits (collectively, the “Separation Benefits”):

1.
Separation Payment: The Company will pay you $320,000, less applicable taxes and withholdings, payable in substantially equal installments over 12 months in accordance with the Company’s established payroll practices commencing on the first payroll date following the Effective Date (as defined in the Acknowledgements below).

2.
2019 STI. You will remain eligible to receive a prorated bonus under the Company’s Executive Short-Term Incentive Compensation Plan (the “STI Plan”) in respect of the Company’s fiscal year ending January 3, 2020 (the “2019 Fiscal Year”) based upon actual achievement of the performance goals for the 2019 Fiscal Year. The prorated portion of the bonus will be five-twelfths (5/12) of the amount you would have otherwise received as a full-year payout under the STI Pan for the 2019 Fiscal Year. Your right to receive a bonus for the 2019 Fiscal Year will otherwise be subject to the terms and conditions of the STI Plan, and any bonus, if any, will be payable at the same time bonuses for the 2019 Fiscal Year are paid to active employees of the Company, but in no event later than March 15, 2020.

3.
Performance-Based LTI Awards. Any outstanding restricted stock unit awards issued to you as part of the Company’s 2018 Long-Term Incentive Program that vest based on the achievement of performance goals will remain outstanding and continue to be eligible for prorated vesting and payment in accordance with the terms and conditions of the Company’s Stock Incentive Plan.

4.
Outplacement Services: The Company will pay for a three-month outplacement package through its approved vendor, so long as such services are commenced by you within two months of the Effective Date. You are solely responsible for contacting the outplacement vendor to arrange for the receipt of such services.

General Release
For and in consideration of the Separation Benefits, together with other good and valuable consideration, the sufficiency of which you hereby acknowledge, you, on behalf of yourself and your heirs, executors, personal representatives, successors, and assigns (collectively, a “Releasor” or “Releasors”), hereby release and forever discharge the Company, and its current and former parents, subsidiaries, affiliates, predecessors, successors, and related companies, and each of these entities’ current and former owners, directors, officers, members, managers, shareholders, partners, agents, employees, contractors, attorneys, successors, and assigns, in both their individual and official capacities, as appropriate (collectively, a “Releasee” or “Releasees”), of and from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, obligations, judgments, damages, entitlements, liabilities, and expenses (including attorneys’ fees) of any kind whatsoever that any Releasors now have or ever had against any Releasees, whether known or unknown, suspected or unsuspected, or concealed or apparent (the “Released Claims”).

For the avoidance of doubt, and without limiting the broad nature of the Released Claims, this Agreement releases each of the Releasees from any and all claims (1) related to your employment with the Company or any other Releasee, and the termination of such employment, (2) arising under any law relating to employment, including, but not limited to (all as amended), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act of 1963, the Immigration Reform and Control Act of 1986, the Genetic Information Nondiscrimination Act of 2008, the Civil Rights Act of 1866 (42 U.S.C. §§ 1981–1988), the Employee Retirement and Income Security Act of 1974, the federal Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Reemployment Rights Act, all claims under the Texas Labor Code (including Chapter 21, formerly known as the Texas Commission on Human Rights Act, and Chapter 451, known as the Texas Anti-Retaliation Law), and any and all state and local laws that may be legally waived; (3) for wages, wage supplements, paid time off, or any other form of compensation or benefit; (4) arising under any employee benefit plan, policy, or practice; (5) arising under tort, contract, or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, retaliation, violation of public policy, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, or negligent or intentional infliction of emotional distress; (6) for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, compensatory or punitive damages, liquidated damages, experts’ fees, medical fees or expenses, costs, or disbursements; and (7) arising under any other federal, state, or local law, statute, amendment, rule, regulation, order, code, common law, policy, ordinance, or court decision.

The Released Claims do not include any claim: (a) that arises exclusively after the date you execute this Agreement; (b) to vested rights under any of the Company’s employee benefit plans; or (c) that cannot be released under law, such as claims for statutory unemployment benefits or workers’ compensation benefits.

Return of Company Property
You agree and represent that, on or before the Separation Date, you returned all property of the Company and the property of any other Releasee, including but not limited to keys, credit cards, security access cards, codes, personal computers, cell phones, iPads, memoranda, data, records, notes, and other information in your possession or under your control in any form; provided, however, you may retain as your personal property your Company-issued iPhone, provided that the Company shall be entitled to remove all confidential and proprietary information from such device, to its reasonable satisfaction. You also must convert the service on such device to a new service plan in your own name. Upon request, you will execute a sworn statement, satisfactory to the Company, attesting that you are in compliance with your obligations under this Return of Company Property Section.

Restrictive Covenants

1.
You understand and acknowledge that: (a) by virtue of your employment with the Company, you had access to and knowledge of confidential and proprietary information of Company and/or any other Releasee (“Trade Secrets”), were in a position of trust and confidence with and a key employee of the Company, and benefitted from the Company’s goodwill; (b) the Company invested significant time and expense in developing the Trade Secrets and goodwill; (c) the services you provided to the Company were unique, special, and extraordinary; (d) the restrictive covenants below are necessary to protect the Company’s legitimate business interests in its Trade Secrets, goodwill, and in your unique, special, and extraordinary services; (e) the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and the Company would be irreparably harmed if you violated any of the restrictive covenants below; (f) the Company has expended and continues to expend significant time and expense in recruiting and training its employees; (g) the Company has expended and continues to expend significant time and expense in developing supplier and customer relationships, information, and goodwill; and (h) the Company would not provide you with the monies and benefits under this Agreement but for your promise to comply with the restrictive covenants below. You agree that if any provision of this Restrictive Covenant Section should be held by a court of competent jurisdiction to be unenforceable or overbroad, such court must modify any such unenforceable and/or overbroad provision to the minimum extent necessary to make it enforceable, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. You and the Company expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Restrictive Covenant Section be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

2.
You acknowledge and reaffirm the validity of the Inventions, Non-Disclosure and Non-Solicitation Agreement (the “Confidentiality Agreement”) that you signed on March 1, 2016. By signing this Agreement, you agree that you will, to the maximum extent permitted by law: (a) treat all Trade Secrets as strictly confidential; (b) not, directly or indirectly, disclose, use, or otherwise disseminate any Trade Secrets without Company’s prior written permission; and (c) not access or use any Trade Secrets or copy any documents, records, file, media, or other resources of Company which may contain Trade Secrets. You further acknowledge and affirm that you have not used or disclosed Trade Secrets, directly or indirectly, to any other entity or person except as required in performance of your duties and in furtherance of the Company’s interests.

3.
Nothing herein shall be construed to prevent disclosure of Trade Secrets as may be (a) permitted by the Protected Rights Section of this Agreement, (b) required by applicable law or regulation, pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, or pursuant to a valid subpoena (provided that such disclosure does not exceed the extent of disclosure required by such law, regulation, order, or subpoena), or (c) to a court or government agency to the extent you have a protected right to do so. You shall promptly provide written notice to Joseph Polniak or an officer of the Company of any order, subpoena, or other attempt to require disclosure of Confidential Information under the subsection (b) of the immediately preceding sentence. Additionally, notwithstanding any other provision of this Agreement, you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing trade secrets under seal; and (b) do not disclose trade secrets, except pursuant to court order.

4.
You acknowledge and reaffirm your non-solicitation obligations under the Confidentiality Agreement. In addition, and without limitation to your obligations under the Confidentiality Agreement, you agree that, for one (1) year following the Separation Date, you will not, directly or indirectly (a) solicit or attempt to solicit any customer or supplier of the Company or any other Releasee that was a customer or supplier of the Company or any other Releasee during your employment, or attempt to divert any business with such customer or supplier away from the Company or any other Releasee, or (b) solicit, encourage, or induce any employee to leave the employment of the Company or any other Releasee.

5.
In addition, and without limitation to your obligations under the Confidentiality Agreement, as a key employee of the Company, you recognize that it would cause irreparable harm to the Company if you were to engage in employment or business that is competitive with the business of the Company. Accordingly, you agree that, for one (1) year following the Separation Date, you will not, either directly or indirectly, alone or in conjunction with any other person or legal entity, engage in any Prohibited Activity. For purposes of this Agreement, “Prohibited Activity” includes: (a) work, association, affiliation, or any other activity in which you contribute knowledge or information, in any capacity, with, for or on behalf of, any Direct Competitor (as hereinafter defined) or any customer to whom the Company or any other Releasee provided products or services at any time during your employment (“Integer Customers”); and (b) performance of any duties substantially similar to or the same as those which you performed in connection with your employment with the Company for or on behalf of any other person or business that offers, or plans to offer, products or services that are competitive with the products or services provided by, or under development by, the Company or any other Releasee, within a fifty (50) mile radius from each location in which the Company or any other Releasee has maintained a business office, for which you had any responsibility at any time during your employment. For purposes of this Agreement, Direct Competitors shall include, but not be limited to: EaglePicher Technologies, LLC; Quallion LLC; AVX Corporation; Alberox Corporation; Pacific Aerospace Ltd.; and any parents, subsidiaries, affiliates or successors of such companies. For purposes of this Agreement, Integer Customers includes, but is not limited to: Medtronic, Inc.; Boston Scientific; Abbott; Nevro Corporation; Johnson & Johnson; Philips; Stryker Corporation; LivaNova PLC; Biotronik, Inc.; Bayer AG; and Nuvectra Corporation; and any parents, subsidiaries, affiliates or successors of such companies. Prohibited Activity also includes activity that may require or inevitably require disclosure of proprietary information or trade secrets.

6.
Nothing herein shall prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation. This Section does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. You shall promptly provide written notice of any such order to Joseph Polniak or an officer of the Company.

Confidentiality of Agreement
You agree that you have not and will not, directly or indirectly, disclose/d any information related to the terms and contents of this Agreement to any other person or entity. You understand that the Company would not provide you with the monies and benefits under this Agreement but for your agreement to keep the Agreement confidential. This confidentiality obligation does not prohibit disclosure (a) permitted by the Protected Rights Section, (b) to your spouse, tax advisor, or attorney (each of whom you must ensure agrees to keep such information confidential), (c) to comply with a valid court order, subpoena, or other direction by a court, (d) to a governmental entity to the extent you have a protected right to make such disclosure, or (e) as otherwise required by law. You understand and agree that you will remain liable for any disclosure of such information by your spouse or agent.

Remedies
You acknowledge and agree that your failure to comply with the provisions of the Restrictive Covenants Section and/or Confidentiality of Agreement Section of this Agreement would be a material breach of this Agreement and would cause the Company irrevocable and irreparable harm, and that a remedy at law for such failure would be an inadequate remedy for the Company. Therefore, you consent that the Company may obtain an order of specific performance, an injunction, a restraining order, and/or other equitable relief from a court or arbitrator having jurisdiction without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

Non‑Disparagement
Except as permitted in the Protected Rights Section, you agree that you will not utter, to any person or entity, any statement, whether oral, written, or implied, that directly or indirectly disparages, denigrates, defames, or ridicules the Company or any other Releasee or the products, services, vendors, customers, or prospective customers of the Company or any other Releasee. Nor will you utter, to any person or entity, any negative statement concerning your employment with the Company or the termination of such employment. Nothing herein shall restrict you from providing truthful information to a court or government agency to the extent you have a protected right to do so, or as otherwise required by law.

No Admission
The making of this Agreement is not, and shall not be construed or represented as, an admission that the Company or any other Releasee has violated any law or has committed any wrong against you or any other person or entity.

Severability, Choice of Law, and Venue
In the event that any provision of this Agreement is found to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this Agreement shall remain in full force and effect. This Agreement shall be governed and construed in accordance with laws of the State of New York, without regard to the principles of conflict of law. Any action or proceeding brought by either of the parties related to your employment or the termination of your employment, or to enforce this Agreement, shall be brought only in a state or federal court located in the State of New York, County of Erie. You hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Third Party Claims

You warrant that you alone are entitled to the Separation Benefits, and further warrant and agree that any claim to such amounts by any other person or entity by reason of any claim, lien, or debt of yours, or otherwise, shall be your sole and exclusive responsibility, and that you will hold harmless, indemnify, and defend each of the Releasees from any claim or action brought by any person or entity against any of the Releasees making any claim to all or part of the Separation Benefits.

Protected Rights
Nothing in this Agreement limits your rights, protected under law, to file a charge or communicate with or otherwise participate in any investigation or proceeding conducted by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency charged with enforcement of any law.
Section 409A
Any payments and benefits provided under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement shall be interpreted and construed in accordance with this intent. Any terms or provisions of this Agreement that are undefined or ambiguous shall be interpreted in a manner that makes the payment or benefit in question exempt from, or compliant with, Section 409A. However, neither the Company nor any Releasee will be liable to you or any other person with respect to any adverse tax consequences arising under Section 409A or any other provision of the Internal Revenue Code.
Entire Agreement
With the exception of the Confidentiality Agreement, which you acknowledge and reaffirm your continuing obligations under, this Agreement constitutes the entire agreement between you and the Company, and supersedes any and all other written and oral agreements and understandings between you and the Company, with respect to the subject matter hereof, including without limitation, the Change of Control Agreement between the Company and you, dated October 14, 2015. This Agreement may not be modified in any way except by written agreement signed by you and an authorized representative of the Company. You are and will not become not eligible for any other payment or benefits from the Company, except for those expressly described in this Agreement.

Miscellaneous
Copies of signatures transmitted by facsimile or electronic mail shall have the same effect as original signatures. Company may assign this Agreement at any time. This Agreement shall inure to the benefit of Company and its successors and assigns. You may not assign this Agreement or any part hereof. Any purported assignment by you shall be null and void from the initial date of purported assignment. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by you and by an authorized representative of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

Acknowledgements
You acknowledge, affirm, and agree that:

(a)    You have read the Agreement and understand its legal and binding effect;

(b)    You are acting voluntarily, knowingly, and willingly, and of your own free will in executing this Agreement;

(c)    The consideration to be provided to you under this Agreement: (i) exceeds anything of value to which you would otherwise be entitled in the absence of this Agreement; (ii) fully and completely settles all claims you (and any attorney you may have retained) may have against the Company or any other Releasee for attorneys’ fees, costs, disbursements, and the like; and (iii) is sufficient consideration for your promises under this Agreement;

(d)    You have been advised by the Company in this writing to consult with an attorney or other advisor of your choosing prior to executing this Agreement and you have done so to the extent you desired;

(e)    You were given a reasonable period of at least 21 calendar days to consider signing this Agreement;

(f)    You may not sign this Agreement until after January 3, 2020;

(g)    You have until January 10, 2020 to deliver an executed copy of this Agreement to Kirk Thor, Executive Vice President & Chief Human Resources Officer, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, with a copy via email to kirk.thor@integer.net;

(h)    You understand that if you sign this Agreement, you can change your mind and revoke your acceptance of this Agreement within seven (7) calendar days after signing it. Any revocation of your acceptance of this Agreement must be in writing and delivered to Kirk Thor, Executive Vice President & Chief Human Resources Officer, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, with a copy via email to kirk.thor@integer.net, no later than the seventh (7th) calendar day after you sign this Agreement. If you do not revoke your acceptance of this Agreement, the Agreement and your right to the Separation Benefits will become effective on the eighth (8th) day following the date you sign this Agreement (the “Effective Date”);

(i)    You have no known workplace injuries or occupational diseases, and you have been provided and/or have not been denied any leave (paid or unpaid) to which you were entitled during your employment; and

(j)    You have been paid in full for all work that you have performed for the Company and any other Releasee and, except for the Separation Benefits, you are not owed any further wages, wage supplements, bonuses, commissions, benefits or other amounts of any kind whatsoever by any Releasee.

/s/ Antonio Gonzalez	January 4, 2020
Antonio Gonzalez	Date

Integer Holdings Corporation

By:	/s/ Kirk Thor	January 13, 2020
Print Name:	Kirk Thor	Date
Print Title:	EVP & CHRO